Exhibit 99.1
Recursion Provides Business Updates and Reports Fourth Quarter and Fiscal Year 2021 Financial Results

•Announced a transformational collaboration with Roche and Genentech to build and navigate maps of biology in neuroscience and an indication in gastrointestinal oncology and to advance up to 40 novel potential medicines
•Expanded our collaboration with Bayer to include the use of Recursion’s OS to map and navigate biology and increased the number of potential programs in fibrosis to more than a dozen
•Enrolled the first patient in our Phase 2 clinical trial for CCM
•Advanced our internal pipeline of potential oncology therapeutics, including programs related to CDK12, target alpha, STK11, MYC, and multiple new programs

SALT LAKE CITY, March 23, 2022 — Recursion (Nasdaq : RXRX), the clinical-stage biotechnology company industrializing drug discovery by decoding biology, today reported business updates and financial results for its fourth quarter and fiscal year ended December 31, 2021.

“2021 was an exciting year for Recursion, in which we closed one of the largest biotechnology initial public offerings in history; expanded our partnership with Bayer; entered into a transformational partnership with Roche and Genentech; received Fast Track and Orphan Drug Designations from the FDA for our NF2 and FAP programs, respectively; readied several programs to initiate clinical trials; expanded our therapeutics pipeline with numerous programs in oncology; and built and began to utilize our supercomputer, BioHive1,” said Recursion Co-Founder & CEO Chris Gibson, Ph.D. “As we applied our mapping and navigating capabilities to explore complex biology, we discovered and advanced many new scientific and business opportunities. We are excited for 2022 as we work to transition more biology and chemistry from maps to medicines.”

Summary of Business Highlights

•Clinical Programs
◦Cerebral cavernous malformation (CCM) (REC-994): In March 2022, we enrolled the first patient in our Phase 2 SYCAMORE clinical trial, which is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in 60 subjects with CCM.
◦Neurofibromatosis type 2 (NF2) (REC-2282): We plan to initiate our Phase 2/3 POPLAR-NF2 clinical trial, which is a parallel group, two stage, randomized, multicenter study of this drug candidate in the second quarter of 2022.
◦Familial adenomatous polyposis (FAP) (REC-4881): We plan to initiate a Phase 2, randomized, double-blind, placebo-controlled study to evaluate safety, pharmacokinetics and efficacy of this drug candidate in the third quarter of 2022.
•Preclinical and Discovery Programs
◦Clostridium difficile colitis (REC-3964): We made progress in IND-enabling studies for REC-3964 and plan to initiate a Phase 1 study in the second half of 2022.
◦Small molecule inhibitor of a target with a novel link to CDK12 biology: A small molecule inhibitor of a novel target not otherwise known to be related to CDK12, discovered using our next generation mapping and navigating technology, has demonstrated robust single-agent and combination activity with olaparib in an HRD-negative ovarian cancer PDX model, achieving 100% complete and durable response.
◦Cancer immunotherapy target 'alpha': We expanded the in vivo dataset of target alpha, where a small molecule inhibitor of target alpha, discovered using our next generation mapping and navigating technology, demonstrated robust combination activity with an anti-PD1 therapy in an EMT6 mouse model and achieved 80% complete response.
◦Oncology pipeline: We continued to make progress expanding and advancing numerous oncology programs, discovered using our next generation mapping and navigating technology, through scientific milestones including the programs mentioned above as well as programs related to immune checkpoint resistance in STK11-mutant non-small cell lung cancer, small molecule MYC inhibition, cancer immunotherapy target ‘beta,’ hepatocellular carcinoma, ovarian cancer, and other indications.
•Roche-Genentech Collaboration: In December 2021, we announced a transformational collaboration with Roche and Genentech to advance novel potential medicines in neuroscience and an indication in gastrointestinal oncology by mapping complex biology using the Recursion OS. In this collaboration, Recursion received an upfront payment of $150 million in January 2022, is eligible for milestones for map-building and data-sharing that could exceed $500 million, as well as research and development, commercialization and net sales milestones on up to 40 programs that could exceed $300 million per program and mid- to high-single digit tiered royalties on net sales for products commercialized from this work together.
•Bayer AG Collaboration: In December 2021, we announced the expansion of our collaboration with Bayer to include the use of Recursion’s biological mapping and navigating capabilities to discover small molecule drug candidates with the potential to treat fibrotic diseases. In this expanded collaboration, Recursion and Bayer may now work on more than a dozen programs of relevance to fibrotic diseases.
•Recursion OS
◦Closed Loop Automated Synthesis Suite (CLASS): We began designing CLASS, our automated chemical microsynthesis system, which will further enable novel chemical formulation and profiling across our maps of biology and chemistry.
◦Total Observations: In the fourth quarter of 2021, we surpassed the milestone of executing 100 million total phenotypic experiments and producing 1 billion proprietary biological images.

Fourth Quarter and Fiscal Year 2021 Financial Results

•Cash Position: Cash, cash equivalents and investments were $516.6 million as of December 31, 2021, compared to $262.1 million as of December 31, 2020. This cash balance does not include the upfront payment of $150.0 million from entering into the Roche-Genentech collaboration in December 2021, which was received in January 2022.
•Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $2.5 million for the fourth quarter of 2021, compared to $2.7 million for the fourth quarter of 2020. Total revenue, consisting primarily of revenue from collaboration agreements, was $10.2 million for the year ended December 31, 2021, compared to $4.0 million for the year ended December 31, 2020. The increase in 2021 was due to revenue recognized from our collaboration with Bayer.
•Research and Development Expenses: Research and development expenses were $48.3 million for the fourth quarter of 2021, compared to $20.7 million for the fourth quarter of 2020. Research and development expenses were $135.3 million for the year ended December 31, 2021, compared to $63.3 million for the year ended December 31,

2020. The increases in both periods in 2021 were primarily due to an increased number of experiments run on the Recursion OS, an increased number of assets being validated and increased clinical costs of studies to progress our drug candidates.
•General and Administrative Expenses: General and administrative expenses were $19.2 million for the fourth quarter of 2021, compared to $7.6 million for the fourth quarter of 2020. General and administrative expenses were $57.7 million for the year ended December 31, 2021, compared to $25.3 million for the year ended December 31, 2020. The increases in both periods in 2021 were due to the growth in size of the company's operations, including an increase in salaries and wages of $16.4 million during the year ended December 31, 2021, equipment costs, human resources-related costs, facilities costs and other administrative costs associated with operating as a high-growth company.
•Net Loss: Net loss was $64.9 million for the fourth quarter of 2021, compared to a net loss of $25.8 million for the fourth quarter of 2020. Net loss was $186.5 million for the year ended December 31, 2021, compared to a net loss of $87.0 million for the year ended December 31, 2020.

Additional Corporate Updates

•Letter to Shareholders: Recursion Co-Founder & CEO Chris Gibson, Ph.D. wrote an annual letter to shareholders which may be found in our 10-K report filed with the SEC.
•Environmental, Social, and Governance (ESG) Report: Recursion has prepared a report which describes our operations in relation to a number of ESG metrics. A copy of this report may be found on the Recursion website at www.Recursion.com.
•Neuroscience: Tim Ahfeldt, Ph.D. joined Recursion as Fellow, Neuroscience; Irit Rappley, Ph.D. joined Recursion as Vice President, Neuroscience and Translational Research; and Glenn Morrison, Ph.D. joined Recursion as Vice President, Clinical Development.
•Clinical Development: Rogelio Mosqueda-Garcia, M.D., Ph.D. joined Recursion as Vice President, Clinical Development & Head of Human Pharmacology and Translational Medicine and Lisa Boyette, M.D., Ph.D. was promoted to Vice President, Medical Affairs.
•Chemical Technology & Manufacturing: David Northrup joined Recursion as Vice President, Manufacturing & Supply Chain and Thierry Masquelin, Ph.D. joined Recursion as Senior Director, Chemical Technology.
•Intellectual Property: Rich Person, J.D. joined Recursion as Vice President, Intellectual Property.
•Annual Shareholder Meeting: The Recursion Annual Meeting of Shareholders will be held on June 14, 2022.

About Recursion
Recursion is the clinical-stage biotechnology company industrializing drug discovery by decoding biology. Enabling its mission is the Recursion Operating System, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets, the Recursion Data Universe. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset the Recursion Map, a collection of hundreds of billions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is proudly headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
Investor@Recursion.com

Consolidated Statements of Operations

Recursion Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue
Grant revenue	33	140	$178	$549
Operating revenue	2,500	2,551	10,000	3,413
Total revenue	2,533	2,691	10,178	3,962

Operating expenses
Research and development	48,291	20,698	135,271	63,319
General and administrative	19,202	7,574	57,682	25,258
Total operating expenses	67,493	28,272	192,953	88,577

Loss from operations	(64,960)	(25,581)	(182,775)	(84,615)
Other gain (loss), net	27	(185)	(3,704)	(2,391)
Net loss	$(64,933)	$(25,766)	$(186,479)	$(87,006)

Per share data
Net loss per share of Class A and B common stock, basic and diluted	$(0.38)	$(1.17)	$(1.49)	$(3.99)
Weighted-average shares (Class A and B) outstanding, basic and diluted	169,368,999	22,010,989	125,348,110	21,781,386

Consolidated Balance Sheets

Recursion Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$285,116	$262,126
Restricted cash	1,552	2,000
Accounts receivable	34	156
Other receivables	9,056	—
Investments	231,446	—
Other current assets	7,514	2,155
Total current assets	534,718	266,437

Restricted cash, non-current	8,681	3,041
Property and equipment, net	64,725	25,967
Intangible assets, net	1,385	1,689
Goodwill	801	801
Other non-current assets	35	650
Total assets	$610,345	$298,585

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,819	$1,074
Accrued expenses and other liabilities	32,333	10,485
Current portion of unearned revenue	10,000	10,000
Current portion of notes payable	90	1,073
Current portion of lease incentive obligation	1,416	467
Total current liabilities	46,658	23,099

Deferred rent	4,110	2,674
Unearned revenue, net of current portion	6,667	16,667
Notes payable, net of current portion	633	11,414
Lease incentive obligation, net of current portion	9,339	2,708
Total liabilities	67,407	56,562

Commitments and contingencies

Convertible preferred stock	—	448,312
Stockholders’ equity (deficit)
Common stock (Class A and B)	2	—
Additional paid-in capital	943,142	7,312
Accumulated deficit	(400,080)	(213,601)
Accumulated other comprehensive loss	(126)	—
Total stockholders’ equity (deficit)	542,938	(206,289)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$610,345	$298,585

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding; early and late stage discovery, preclinical, and clinical programs; licenses and collaborations; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; expansion of facilities and expected uses; workforce growth; business and financial plans and performance; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; the impact of the COVID-19 pandemic and force majeure events; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K to be filed later this month. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.